THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

OPTIONAL MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

This Rider replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions under the “DEATH BENEFIT PROVISIONS” section in the Contract.

TABLE OF CONTENTS

SECTIONS AND DESCRIPTIONS	PAGE(S)
Rider Data Page	2
Definitions	3
Amount of Maximum Anniversary Value Death Benefit	4
Spousal Beneficiary Continuation	4

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RIDER DATA PAGE

MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT CHARGE (for Owner or Continuing Spouse, if Continuing Spouse is Age 80 or younger on the Continuation Date):	Annual fee of [0.25%] of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract.

EFFECTIVE DATE:	[Contract Date]

MAXIMUM ISSUE AGE:	[80]

PURCHASE PAYMENT AGE LIMIT:	[85]

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DEFINITIONS

For the purposes of this Rider, the following Definitions apply:

NET PURCHASE PAYMENT(S)

Net Purchase Payment(s) are equal to the sum of all Purchase Payment(s) received, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE, reduced proportionately for each withdrawal by the percentage by which each such withdrawal reduced the Contract Value.

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AMOUNT OF MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT

Upon Your death, We will pay a Death Benefit to the Beneficiary upon Our receipt of all Required Documentation.

Upon Our receipt of all Required Documentation, We will calculate the Death Benefit as the greatest of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Net Purchase Payment(s) received; or

3.	The Maximum Anniversary Value that is equal to the greatest anniversary value determined prior to the earlier of (a) or (b), where:

(a)	is Your 83rd birthday; or

(b)	is Your date of death;

This value is increased by any Purchase Payment(s) received since that Contract Anniversary, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken since that Contract Anniversary by the percentage by which each such Withdrawal reduced the Contract Value.

SPOUSAL BENEFICIARY CONTINUATION

If eligible, the Spousal Beneficiary (“Continuing Spouse”) may elect to continue the Contract. On the Continuation Date, We will contribute to the Contract Value an amount by which the Death Benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the Business Day during which We receive all Required Documentation. If the Spousal Beneficiary continues the Contract to which this Rider is attached, no Death Benefit is paid out to the Spousal Beneficiary on the Continuation Date.

If the Spousal Beneficiary continues the Contract on the Continuation Date and upon Our receipt of all Required Documentation, the Death Benefit payable upon the death of the Spousal Beneficiary will be as follows:

If the Spousal Beneficiary was Age 80 or younger on the Continuation Date, the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will continue to be deducted as of Continuation Date. We will calculate the Death Benefit as the greatest of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE, and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value; or

3.	The Maximum Anniversary Value after the Continuation Date that is equal to the greatest anniversary value determined prior to the earlier of (a) or (b), where:

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(a)	is the Spousal Beneficiary’s 83rd birthday; or

(b)	is the Spousal Beneficiary’s date of death;

This value is increased by any Purchase Payment(s) received after that Contract Anniversary and are subject to the Purchase Payment Age Limit, shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken after that Contract Anniversary by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was at least Age 81 but younger than Age 86 on the Continuation Date, the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted. We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date, which are subject to the Purchase Payment Age Limit, shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was Age 86 or older on the Continuation Date, the amount of the Death Benefit is the Contract Value on the Business Day during which We receive all Required Documentation and the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted as of the Continuation Date.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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